PROMISSORY NOTE

TO:Norman Drolet and Ettore Naccarato

MATURITY DATE:March 31, 2007

AMOUNT:Four Hundred Thousand (CDN$400,000.00) Dollars

RE:Drolet and Naccarato (the "Vendors") sale of shares
   In 2Film Technologies Inc. (the "Corporation") to On
   The Go Healthcare, Inc. (the "Purchaser") (the
   (Transaction") pursuant to A Memorandum of Agreement dated the 10th day of January, 2006 (the "Memorandum of Agreement")



        PURSUANT to the Memorandum of Agreement as noted above, the undersigned jointly and severally, (the "Maker") promises to pay to the order of Norman Drolet and Ettore Naccarato (collectively referred to as the "Holder"), or as they may direct, the sum of Four Hundred Thousand (CDN$400,000.00) Dollars (the "Principal") bearing no interest and payable as follows:

        a) the sum of One Hundred Thousand (CDN$100,000.00) Dollars payable on or before January 20, 2006;

        b) the balance of the sum of Three Hundred Thousand (CDN$300,000.00) Dollars payable in twelve (12) equal monthly installments of Twenty-Five Thousand (CDN$25,000.00) Dollars commencing
           March 31, 2006 and ending March 31, 2007.

        The Maker shall have the privilege of prepayment of the whole or any part of the Principal at any time or times without notice or bonus. In case of default of any Principal falling due hereunder, the whole balance of the Principal shall at the option of the Holder become forthwith due and payable.

        The Maker hereby waives presentment for prepayment, demand, notice of dishonour, protest and notice of protest and all other requirements necessary to hold it liable for the due repayment of the within Promissory Note.

        The Maker further agrees to pay all costs of collection, including reasonable legal costs, in the event the Principal secured by the within Promissory Note or any payment of the Principal is not made on the respective maturity date thereon or in the event that it shall become necessary to protect the sum secured hereunder whether suit shall be brought or not.

        Extension of the time of payment of all or any part of the Principal payable hereunder at any time or times shall not release any party hereto.

        This Promissory Note shall apply to the makers, administrators, executors, successors and assigns.

        DATED at  Vaughan, this 10th day of January, 2006.

SIGNED, SEALED AND DELIVERED        )
                                    )  ON THE GO HEALTHCARE, INC.
        in the presence of          )
                                    )  Per:  /s/ Stuart Turk
                                    )  ---------------------------
                                    )  Name:   Stuart Turk
                                    )  Name:   Director
                                    )  I have authority to bind the Corporation
                                    )
                                    )
                                    )
                                    )   ISLAND CORPORATION
                                    )   Per:  /s/ Stuart Turk
                                    )  ---------------------------
                                    )  Name:    Stuart Turk
                                    )  Title:   Director
                                    )  I have authority to bind the Corporation
                                    )
                                    )
                                    )
                                    )  2FILM TECHNOLOGIES INC.
                                    )  Per:  /s/ Stuart Turk
                                    )  ---------------------------
                                    )  Name:    Stuart Turk
                                    )  Title:   Director
                                    )  I have authority to bind the Corporation